Exhibit 99.1
[Logo of CoreComm Limited]

FOR IMMEDIATE RELEASE


                  CORECOMM MANAGEMENT INCREASES OWNERSHIP STAKE

   Management and Board of Directors Invest Additional $16 Million in Company



New York, New York (December 28, 2000) - CoreComm Limited (NASDAQ: COMM) announced today that several members of management and the Board of Directors have invested a total of $16 million in the company in the form of a convertible note. The proceeds of the note will fund future working capital and general corporate purposes.

Barclay Knapp, Chief Executive, stated: "George Blumenthal and I, as well as other members of management, have increased our personal investments in CoreComm because we believe in the long-term prospects for the business and the strength of our business model."

The $16 million financing is in the form of a senior unsecured convertible PIK note that matures in 2010. The note has an interest rate of 10.75% paid semi-annually and is convertible into shares of CoreComm common stock at $5.00 per share.



For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at
(212) 906-8485.